Exhibit 99.1

Bridgeline Wins Over $500 Thousand in SaaS License Sales in its First Quarter of Fiscal 2023

WOBURN, Mass., Jan. 12, 2023 (GLOBE NEWSWIRE) -- Bridgeline Digital, Inc. (NASDAQ: BLIN), a leader in cloud-based digital experience software, today provided the following update for the end of its first quarter of fiscal 2023, which ended December 31, 2022.

Bridgeline reported 22 SaaS license sales totaling over $0.5 million in total contract value with $250 thousand in annual recurring revenue for its first quarter of fiscal year 2023. Bridgeline’s customer base continues to expand its investment in Bridgeline software with 10 license sales to its existing customer base plus over $100 thousand of additional capacity licenses for the holiday season and nearly $500 thousand in consulting services. Bridgeline also saw outstanding customer subscription renewals, with more than 125 renewing customers including Ron Jon, Dairy Queen, and Guardian Life.

“Bridgeline’s partners continue to drive strong new business for us, including Optimizely, BigCommerce, Progress Software, and Shopify,” said Ari Kahn, Bridgeline’s President, and Chief Executive Officer. “In 2023 we intend to further invest in our partners with both technological advances and marketing initiatives.”

Bridgeline delivered several technological advances in its first quarter, including its HawkSearch Rapid User Interface Framework. The Rapid UI reduces the time and expense of launching new HawkSearch-powered websites. The framework not only reduces the total cost of ownership for new HawkSearch customers, but also accelerates Bridgeline’s customer acquisition sales cycle by allowing prospective customers to see how HawkSearch improves search within their site before purchasing it.

Bridgeline’s strength in the electrical and plumbing distributor sector continues to grow. New electrical distributors and plumbing suppliers invested in Bridgeline in the first quarter. The Company will continue to invest in this sector with marketing initiatives in 2023 including presenting at major conferences, webinars, and online advertising.

Bridgeline intends to announce its first quarter fiscal year 2023 results in February.

Contact:
Danielle Erwin
VP of Marketing
Bridgeline Digital
press@bridgeline.com